Contact: Gloria Quinn
HighWater Group PR (212) 338-0077 x. 310 gloria@highwatergroup.com

FOR IMMEDIATE RELEASE

MAJESCO ENTERTAINMENT ANNOUNCES CHAIRMAN EMERITUS MORRIS SUTTON TO MOVE INTO CONSULTING ARRANGEMENT

Sutton to Remain Active on Select Key Accounts and Act as Strategic Advisor

EDISON, NJ, March 2, 2007 – Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of digital entertainment products and content, today announced that Morris Sutton, its founder and Chairman Emeritus, will move into a consulting role with the company.

Morris founded Majesco more than 20 years ago as a distributor of closeout video games. His entrepreneurial spirit and business savvy grew Majesco to a leading publisher of value and handheld video game software with a wide-ranging distribution pipeline. In his new role as a consultant and strategic advisor, he will support the sales team by managing select key accounts and utilizing his extensive network of entertainment industry contacts to bring revenue generating opportunities to the Company.

‘‘Much of Majesco’s culture – our entrepreneurial nature and mass market mentality – is a direct reflection of Morris Sutton.’’ said Jesse Sutton, Interim Chief Executive Officer. ‘‘Although he is moving into a consultative role, we will continue to leverage his strategic counsel and close relationships with key industry players.’’

Morris Sutton commented, ‘‘I have been intimately involved with Majesco on a daily basis for more than two decades and believe that Majesco has a strong management team in place and a solid strategy for the future, therefore, I am transitioning to a strategic consulting role. I remain committed to helping the company succeed in any way possible.’’

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About Majesco Entertainment Company

Headquartered in Edison, NJ, with an international operation based in Bristol, UK, Majesco Entertainment Company (NASDAQ: COOL) is an innovative provider of digital entertainment products and content, with a focus on publishing video games for leading portable systems and the Wii™ console. Current product line highlights include Cake Mania for the Nintendo DS™, Cooking Mama: Cook Off for the Wii™ console and JAWS™ Unleashed, as well as digital entertainment products like Strawberry Shortcake™ Dance Dance Revolution®. More information about Majesco can be found online at www.majescoentertainment.com.

Safe Harbor

Certain statements contained herein are ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as ‘‘may,’’ ‘‘will,’’ ‘‘intend,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ or ‘‘continue’’ or the negatives thereof or other comparable terminology. The Company’s actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; our ability to complete and release our products in a timely fashion; competitive factors in the businesses in which we compete; continued consumer acceptance of our products and the gaming platforms on which our products operate; fulfillment of orders preliminarily made by customers; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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